UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:   February 12, 2005

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	000-21915 Commission File Number	82-0419266 (I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho (Address of principal executive offices)	83864 (Zip Code)

(208) 263-2266

(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Executive Incentive Compensation. On February 12, 2005, the Board of Directors of Coldwater Creek Inc. (the “Company”) approved an incentive bonus plan for the Company’s Chief Executive Officer and other executive officers.  Under the plan, which is designed to qualify bonus payments to these executives as tax-deductible compensation under Section 162(m) of the Internal Revenue Code, performance-based compensation will be paid based on the attainment of one or more objective performance goals established by the Compensation Committee.  The business criteria upon which performance goals and objectives may be based under the plan are described in the summary attached hereto as Exhibit 99.1, which summary is incorporated herein by reference.  These business criteria and the maximum incentive awards that may be granted to any covered executive officer under the plan are subject to approval of the stockholders of the Company, which the Company intends to seek at its 2005 annual stockholders meeting.

2005 Incentive Award Program for Executives. On February 12, 2005, the Compensation Committee of the Board of Directors approved the 2005 incentive award program for the Company’s executive officers. The 2005 performance incentive program consists of a quarterly bonus based on the Company’s performance and a semi-annual bonus based on an individual performance rating for each executive. The portion attributable solely to the Company’s performance will only be paid if quarterly minimum levels of revenue growth and earnings before interest and taxes are achieved.  An executive’s maximum individual performance bonus is equal to 90% of the quarterly amounts paid to the participant based on the Company’s performance for the first or second half of the year, as appropriate, subject to reduction based on the individual’s performance rating.  Individual performance is assessed at mid-year and again at year end, and each executive is assigned at that time a predetermined percentage (ranging from 0% to 100%) of the maximum individual performance bonus that will be awarded.  A description of the 2005 incentive award program for executives is attached hereto as Exhibit 99.2, which description is incorporated herein by reference. The plan is also subject to stockholder approval, which the Company intends to seek at its 2005 annual stockholders meeting.

Stock Option/ Stock Issuance Plan. On February 12, 2005, the Board of Directors of the Company also approved an amendment to the Company’s 1996 Stock Option/Stock Issuance Plan (the “Plan”) reducing the number of stock options granted pursuant to the Automatic Option Grant Program provisions in Section II.A.1 of Article Four of the Plan to new nonemployee directors from 30,096 shares to 20,064 shares of the Company’s common stock. As a result of this amendment, the grant of stock options to Kay Isaacson-Leibowitz in connection with her appointment to the Board of Directors, as described in Item 5.02 below, consisted of options to purchase 20,064 shares of the Company’s common stock. These options will be subject to the terms and conditions of the Plan.

Executive Officer Salaries. On February 12, 2005, the Compensation Committee approved the annual base salaries of the Company’s executive officers effective February 1, 2005. The base salaries of the Company’s Chief Executive Officer and the next most highly compensated executive officers listed in the Company’s Proxy Statement for the 2004 Annual Stockholders Meeting filed in May 2004, who are still executive officers of the Company, are set forth below.

Name and Position	Base Salary (as of Feb. 1, 2005)
Dennis C. Pence, Chief Executive Officer and Chairman	$800,000
Georgia Shonk-Simmons, President and Chief Merchandising Officer	$525,000
Daniel Griesemer, Executive Vice President, Sales and Marketing	$400,000
Melvin Dick, Executive Vice President and Chief Financial Officer	$375,000

The Company will provide additional information regarding the compensation of its executive officers in its Proxy Statement for the 2005 Annual Stockholders Meeting, which it expects to file in May 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)           On February 12, 2005, the Board of Directors of the Company increased the size of the Board of Directors from seven to eight directors, with the number of Class II directors increasing from two to three, and appointed Kay Isaacson-Leibowitz to the Board of Directors as a Class II director to fill the resulting vacancy. Ms. Isaacson-Leibowitz’s term will expire on the date of the Company’s 2007 Annual Stockholders Meeting. The Company has not yet determined which committees of the Board of Directors, if any, that Ms. Isaacson-Leibowitz will join. The Company issued a press release on February 14, 2005 announcing the appointment of Ms. Isaacson-Leibowitz to the Board of Directors, a copy of which is filed as Exhibit 99.3 hereto.

Item 8.01 Other Events.

On February 14, 2005, the Company issued a press release announcing the declaration of a 50% stock dividend, having the effect of a 3-for-2 stock split on its issued common stock, par value $0.01 per share (the “Common Stock”). Stockholders of record as of the close of business on February 25, 2005, will receive a stock dividend of one share of Common Stock for every two shares they own on that date, and the new shares will be distributed on or about March 18, 2005. A copy of the press release issued by the Company is filed as Exhibit 99.4 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description

99.1	Material Terms For Payment of Executive Incentive Compensation

99.2	2005 Incentive Award Program for Executives

99.3	Press release dated February 14, 2005 issued by the Company relating to the appointment of Kay Isaacson-Leibowitz to the Board of Directors

99.4	Press release dated February 14, 2005 issued by the Company relating to the declaration of a 50% stock dividend on the Company’s common stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: February 17, 2005
/s/ Dennis C. Pence
Dennis C. Pence, Chief Executive Officer